Mail Stop 4561

      							June 13, 2005

Via U.S. Mail and Fax (604) 871-9919
Mr. Tim Leong
Chief Financial Officer
SE Global Equities Corp.
777 West Broadway, Suite 1200
Vancouver, BC, Canada V5Z 4J7

	RE:	SE Global Equities Corp.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed March 31, 2005
		Form 10-QSB for the quarterly period ended March 31,
2005
		File No. 0-26347

Dear Mr. Leong:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Daniel L. Gordon
      Branch Chief